Exhibit 99.1

PRESS RELEASE

Open Text Announces Business Integration Plan Following Hummingbird Acquisition

Changes Align Open Text with its Long-Term Business Strategy

Waterloo, October 16, 2006 — Open Text™ Corporation (NASDAQ: OTEX, TSX: OTC), the largest independent provider of Enterprise Content Management (ECM) software, today announced its plans to integrate the newly acquired operations of Hummingbird. The changes align Open Text with its business strategy to lead the ECM market by delivering advanced software solutions in vertical markets and leveraging strategic relationships with major enterprise software partners.

Open Text is moving quickly on its integration plan to leverage its strong and unique position as the world’s largest independent software company focused exclusively on ECM. Open Text also remains the only ECM vendor with strong global partnerships with three of the world’s largest enterprise software companies – Microsoft, Oracle and SAP. This is matched with deep vertical-market solutions expertise realized through the combination of Open Text and Hummingbird. This position allows Open Text to deliver powerful solutions that bridge content across multiple enterprise systems, helping customers across many industries manage their toughest business and compliance challenges.

“Our plan to integrate the companies is based on our long-term vision for the future and the strategic plans we’ve staked out to lead the ECM market,” said John Shackleton, President and Chief Executive Officer of Open Text. “With the changes we’re making, we will be organized to deliver on our strategy, and leverage our unique strengths, including our extensive vertical-market expertise, to deliver leading solutions to customers.”

Business Integration Strategy

Open Text is continuing to organize its product and solutions expertise into groups focused on key vertical segments, including legal, financial services, energy, pharmaceuticals, retail, manufacturing, and media and entertainment. This structure allows the Company to align its industry and ECM solutions expertise with specific customer needs in each segment. RedDot Solutions will be maintained as part of the Company’s Web Content Management strategy and the Hummingbird Connectivity unit will continue to operate as a distinct brand.

As part of the integration, Open Text said that it is reducing worldwide employment by approximately 15 percent of a combined workforce of 3,500 people. Functions impacted by the cuts include redundant positions or areas of the business that are not consistent with the Company’s strategic focus. Open Text is also reducing facilities by closing or consolidating offices. As of the current date, the full details of the reductions in the workforce and facilities are still being determined and it is expected that these details will be determined during the second quarter of fiscal 2007.

“The changes we’re making involve some tough decisions. Unfortunately, this is necessary to eliminate the redundancies that invariably come when turning two companies into one,” said Shackleton. “As we go through this transition, customers will remain our top priority. Customers expect us to be there for them when they need us. We have a track record of delivering excellent service and we will continue to do so through a combined organization composed of highly trained service and support professionals.”

“In our experience with acquisitions, we typically see a reduction of the acquired company’s revenue run-rate going forward, usually in the 30 percent range. We believe this metric is consistent with our expectations of Hummingbird ECM revenue,” said Shackleton.

Teleconference Call

Open Text will host a conference call on November 6, 2006 at 5:00 p.m. ET to discuss the final financial results of its first quarter.

Date:	Monday, November 6, 2006
Time:	5:00 p.m. ET/2:00 p.m. PT
Length:	60 minutes
Where:	416-640-1907

Please dial-in approximately 10 minutes before the teleconference is scheduled to begin. A replay of the call will be available beginning November 6, 2006 at 7:00 p.m. ET through 11:59 p.m. on November 20, 2006 and can be accessed by dialing 416-640-1917 and using pass code 21205816#.

For more information or to listen to the call via Web cast, please use the following link:

http://www.opentext.com/investor/investor_events/index.html

About Open Text

Open Text™ is the world’s largest independent provider of Enterprise Content Management software. The Company’s solutions manage information for all types of business, compliance and industry requirements in the world’s largest companies, government agencies and professional service firms. Open Text supports approximately 46,000 customers and millions of users in 114 countries and 12 languages. For more information about Open Text, visit www.opentext.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements relating to the integration of Hummingbird, the restructuring of the Company, the size and timing of restructuring charges and related cost savings, the success of any of the Company’s strategic initiatives, the Company’s growth and profitability prospects, the ability of the Company to streamline its organization and the effectiveness of any cost reduction activities or any restructuring, the benefits of the Company’s products to be realized by customers, the Company’s position in the market and future opportunities therein, the deployment of Livelink and our other products by customers, and future performance of Open Text Corporation. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. Forward-looking statements in this release are not promises or guarantees and are subject to certain risks and uncertainties, and actual results may differ materially. The risks and uncertainties that may affect forward-looking statements include, among others, the failure to develop new products, risks involved in fluctuations in currency exchange rates, delays in purchasing decisions of customers, the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers, demand for the Company’s products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Form 10-K for the year ended June 30, 2006. You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

Copyright © 2006 by Open Text Corporation. LIVELINK and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

For more information, please contact:

Paul McFeeters

Chief Financial Officer

Open Text Corporation

+1-905-762-6121

pmcfeeters@opentext.com

Greg Secord

Director, Investor Relations

Open Text Corporation

+1-519-888-7111 ext.2408

gsecord@opentext.com

Rich Maganini

Director, Public Relations

Open Text Corporation

+1-847-267-9330, x4266

rmaganin@opentext.com